Exhibit 10.44
EXECUTION COPY
FIRST AMENDMENT TO
AMENDED AND RESTATED CREDIT AGREEMENT
     This FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is made and entered into as of this 10th day of September, 2008, but shall be effective as of July 31, 2008, by and among FOREST CITY RENTAL PROPERTIES CORPORATION, an Ohio corporation (the “Borrower”), KEY BANK NATIONAL ASSOCIATION, as Administrative Agent (the “Agent”), NATIONAL CITY BANK, as Syndication Agent (the “Syndication Agent” and, together with the Agent, the “Agents”), BANK OF AMERICA, N. A., as Documentation Agent, and the banks party to the Credit Agreement (as hereinafter defined) as of the date hereof (collectively, the “Banks” and individually a “Bank”). Capitalized terms not otherwise defined herein shall have the respective meanings attributed to them in the Credit Agreement, as hereinafter defined.
W I T N E S S E T H:
     WHEREAS, the Borrower, the Banks and the Agents have previously entered into a certain Amended and Restated Credit Agreement, dated as of June 6, 2007 (the “Credit Agreement”); and
     WHEREAS, in connection with the Credit Agreement, Forest City Enterprises, Inc. (the “Parent”) made and entered into a certain Amended and Restated Guaranty of Payment of Debt in favor of the Agents and the Banks, dated as of June 6, 2007, as amended by that certain First Amendment to Amended and Restated Guaranty of Payment of Debt, dated as of the date hereof (as so amended, the “Guaranty”); and
     WHEREAS, the Borrower, the Banks and the Agents desire to make certain amendments to the Credit Agreement to modify certain financial and legal provisions, subject to the terms and conditions contained herein; and
     WHEREAS, the Banks and the Agents are willing to amend the Credit Agreement, on the terms and conditions set forth herein, and such terms and conditions are agreeable to the Borrower and to the Parent.
     NOW, THEREFORE, it is mutually agreed as follows:
     1. AMENDMENT TO INTRODUCTORY PARAGRAPH. The introductory paragraph of the Credit Agreement shall be amended by deleting it in its entirety and replacing it with the following:
     Amended and Restated Credit Agreement, dated as of June 6, 2007 (the “Agreement”), among FOREST CITY RENTAL PROPERTIES CORPORATION, an Ohio corporation (hereinafter sometimes called the “Borrower”), the banking institutions from time to time party hereto (hereinafter sometimes collectively called the “Banks” and individually a “Bank”), KEY BANK NATIONAL ASSOCIATION, Cleveland, Ohio, as Administrative Agent for the Banks under this Agreement (the “Agent”), NATIONAL CITY BANK, Cleveland, Ohio, as Syndication Agent for the Banks under this Agreement (the “Syndication Agent”) and BANK OF AMERICA, N.A., as Documentation Agent (the “Documentation Agent”).
     2. AMENDMENTS TO ARTICLE I OF THE CREDIT AGREEMENT. Article I of the Credit Agreement shall be amended as follows:
          (a) Amendment of Definition of “Debt”. The definition of “Debt” contained in Article I of the Credit Agreement shall be amended by deleting the phrase “prepayment premium” contained therein and replacing it with the phrase “LIBOR breakage compensation”.
          (b) Amendment of Definition of “Federal Funds Effective Rate”. The definition of “Federal Funds Effective Rate” contained in Article I of the Credit Agreement shall be amended by deleting the phrase

“Business Day” in each place that it appears therein and replacing it in each case with the phrase “Cleveland Banking Day”.
          (c) Amendment of Definition of “Interest Period”. The definition of “Interest Period” contained in Article I of the Credit Agreement shall be amended by deleting, in its entirety, the first paragraph contained therein and replacing it with the following:
          “Interest Period” shall mean a period of one, two, three, six or nine months or one year (as selected by the Borrower) commencing on the applicable borrowing, continuation or conversion date of each Loan subject to the LIBOR Rate Option and each Interest Period occurring thereafter with respect to such Loan shall commence on the day on which the immediately preceding Interest Period expires; provided, that if any such Interest Period would be affected by a reduction in the Total Revolving Loan Commitments as provided in Section 5.07(b) hereof, prepayment rights as provided in Section 5.05 hereof or the maturity of the Loans as provided in Section 2.06 hereof, such Interest Period shall, without affecting the Borrower’s obligations, if any, to pay to the Banks the LIBOR breakage compensation set forth in Section 5.05 hereof, be shortened to end on the date of such reduction, prepayment or maturity. Notwithstanding anything to the contrary contained above:
          (d) Amendment of Definition of “Net Operating Income”. The definition of “Net Operating Income” contained in Article I of the Credit Agreement shall be amended by deleting it in its entirety and replacing it with the following:
          “Net Operating Income” shall mean for any relevant period, the excess of the Borrower’s revenues over the Borrower’s operating expenses; provided, however, Net Operating Income (a) shall not include any gains or losses from the sale of income producing real property, other than gains or losses obtained from the sale of outlot parcels up to a total maximum aggregate amount of $20,000,000 for the immediately preceding four consecutive quarters, (b) shall include adjustments for cash flow of properties pursuant to which the Borrower is receiving a preferred return over and above its ownership percentage in such properties, (c) shall not include any gains resulting from the re-appraisal or write-up of any assets or with respect to derivatives, (d) shall not include non-cash expenses incurred in connection with stock-based compensation or as a result of development project write-offs, early extinguishment of Indebtedness and derivative losses and (e) shall not include other extraordinary, unusual or non-recurring gains, losses or expenses to the extent such gains, losses or expenses are disclosed or reported in the Form 8-K that is furnished to the Securities and Exchange Commission with respect to such period, in each case (including, without limitation, the calculation of revenues and operating expenses) as determined in accordance with the Pro Rata Consolidation Method.
          (e) Amendment of Definition of “Pro Rata Consolidation Method”. The definition of “Pro Rata Consolidation Method” contained in Article I of the Credit Agreement shall be amended by deleting it in its entirety and replacing it with the following:
          “Pro Rata Consolidation Method” shall mean the pro rata method of consolidation as fully reconciled to GAAP and as reported on each Form 8-K that is furnished by the Guarantor (or on its behalf) to the Securities and Exchange Commission.
          (f) Addition of Definition of “LIBOR Breakage Rate”. Article I of the Credit Agreement shall be amended by adding in its appropriate alphabetical place, the following definition for “LIBOR Breakage Rate”:
          “LIBOR Breakage Rate” shall have the meaning set forth in Section 5.05(b) hereof.
          (g) Addition of Definition of “Taxes”. Article I of the Credit Agreement shall be amended by adding in its appropriate alphabetical place, the following definition for “Taxes”:
          “Taxes” shall have the meaning set forth in Section 4.07 hereof.

          (h) Deletion of Definition of “Prepayment Premium Rate”. Article I of the Credit Agreement shall be amended by deleting the definition of “Prepayment Premium Rate”.
     3. AMENDMENT TO CERTAIN PROVISIONS REFERRING TO “CO-DOCUMENTATION AGENTS”. Each reference to “Co-Documentation Agents” in the Credit Agreement is hereby deleted and shall be replaced with the term “Documentation Agent”.
     4. AMENDMENTS TO ARTICLE II OF THE CREDIT AGREEMENT. Article II of the Credit Agreement shall be amended as follows:
          (a) Amendment of Section 2.01. Section 2.01 of the Credit Agreement shall be amended by (i) adding the phrase “plus the Permitted Non-Affiliate Loan Reserve” immediately after the phrase “plus the Swing Line Exposure” contained in the first sentence thereof, and (ii) adding the phrase “and of the Permitted Non-Affiliate Loan Reserve” immediately after the phrase “LC Obligations then outstanding” contained in the second sentence thereof.
     (b) Amendment of Section 2.03(a). Section 2.03(a) of the Credit Agreement shall be amended by adding the phrase “minus such Bank’s Pro rata share of the Permitted Non-Affiliate Loan Reserve” immediately after the phrase “Commitment of such Bank” contained in the second sentence thereof, but leaving it the same in all other respects.
          (c) Amendment to Section 2.07(a). Section 2.07(a) of the Credit Agreement shall be amended by deleting the word “to” contained in the last sentence thereof and replacing it with the word “from”, but leaving it the same in all other respects.
     5. AMENDMENTS TO ARTICLE III OF THE CREDIT AGREEMENT. Article III of the Credit Agreement shall be amended as follows:
          (a) Amendment of Section 3.01(a). Section 3.01(a) of the Credit Agreement shall be amended by deleting the word “to” immediately following the word “available” contained in the first sentence thereof and replacing it with the phrase “for the account of”.
          (b) Amendment of Section 3.01(a). Section 3.01(a) of the Credit Agreement shall be amended by deleting the third sentence contained therein, in its entirety, and replacing it with the following:
          The Borrower shall pay a fee for each letter of credit to the Agent for the pro rata benefit of the Banks, upon issuance of each letter of credit and, thereafter, upon the annual anniversary of the issuance of each such letter of credit remaining outstanding, in the amount of the Indicated Spread for Revolving Loans under the LIBOR Rate Option on the stated amount of the letter of credit; provided that, the Agent shall be entitled to ..125% of such fee prior to the distribution of the balance of such fee to the Banks based on their Pro rata shares.
          (c) Amendment of Section 3.01(b). Section 3.01(b) of the Credit Agreement shall be amended by (i) deleting the phrase “to the extent of” contained in the first sentence thereof and replacing it with the phrase “based on”, (ii) deleting the phrase “of the Total Revolving Loan Commitments” contained in the first sentence thereof, and (iii) deleting the sixth sentence contained therein, in its entirety, and replacing it with the following:
          The Agent shall also be entitled to recover from the Bank or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was paid by the Agent to the date such corresponding amount is recovered by the Agent at a rate per annum equal to (i) if paid by such Bank, the overnight Federal Funds Effective Rate or (ii) if paid by the Borrower, the rate of interest then applicable to Revolving Loans subject to the Base Rate Option, calculated in accordance with Article IV.

     6. AMENDMENTS TO ARTICLE IV OF THE CREDIT AGREEMENT. Article IV of the Credit Agreement shall be amended as follows:
          (a) Amendment of Section 4.02. Section 4.02 of the Credit Agreement shall be amended by deleting it in its entirety and replacing it with the following:
          SECTION 4.02. INTEREST PERIODS. The Borrower shall have the option to select and advise the Agent of the Interest Periods the Borrower has selected for Revolving Loans not less than three (3) Cleveland Banking Days prior to (a) the Restatement Effective Date, for the Revolving Loans to be made on the Restatement Effective Date, (b) each Interest Adjustment Date, (c) the date any Revolving Loans are to be made subsequent to the Restatement Effective Date, and (d) any date on which the Borrower desires to have any portion of the principal of the Revolving Loans not subject to the LIBOR Rate Option become subject to the LIBOR Rate Option, provided, that Revolving Loans subject to the Base Rate Option may not be converted into Revolving Loans subject to the LIBOR Rate Option and Revolving Loans subject to the LIBOR Rate Option may not be continued as Revolving Loans subject to the LIBOR Rate Option if an Event of Default is in existence on the date of such conversion or continuation. Each Interest Period selected shall apply to not less than $500,000 in principal amount of the Revolving Loans; provided, that at no time shall there be more than ten (10) Revolving Loans outstanding at any time, whether subject to the Base Rate Option or the LIBOR Rate Option. The principal amount subject to each Interest Period shall be deemed distributed among the Banks, based on their Pro rata shares, with respect to the respective Revolving Loans to which the Interest Period applies. If the Borrower fails to timely select any Interest Period, the Borrower shall be deemed to have elected to convert such Loan to a Loan subject to the Base Rate Option, effective as of the expiration date of such current Interest Period.
          (b) Amendment of Section 4.06. Section 4.06 of the Credit Agreement shall be amended by deleting it in its entirety and replacing it with the following:
          SECTION 4.06. RESERVES OR DEPOSIT REQUIREMENTS, ETC. If at any time any law, treaty, regulation (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System), governmental rule or order (whether or not having force of law) or the interpretation or administration thereof by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority shall impose, modify or deem applicable any reserve and/or special deposit requirement against assets held by, or deposits in or for the amount of any Loans by, any Bank, and the result of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to such Bank of making or maintaining Loans hereunder or to reduce the amount of principal or interest received by such Bank with respect to such Loans, then upon demand by such Bank the Borrower shall pay to such Bank from time to time on each interest payment date with respect to such Loans, as additional consideration hereunder, additional amounts sufficient to fully compensate and indemnify such Bank for such increased cost or reduced amount, assuming (which assumption such Bank need not corroborate) such additional cost or reduced amount were allocable to such Loans. A statement as to the increased cost or reduced amount as a result of any event mentioned in this Section 4.06, setting forth the calculations therefor, shall be submitted by such Bank to the Borrower not later than one hundred fifty (150) days after the events giving rise to the same occurred and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof. Notwithstanding any other provision of this Agreement, after any such demand for compensation by any Bank, the Borrower, upon at least one (1) Cleveland Banking Day’s prior written notice to such Bank through the Agent, may prepay all Loans in full regardless of the Interest Period of any thereof. Any such prepayment of Loans subject to the LIBOR Rate Option shall be subject to the LIBOR breakage compensation set forth in Section 5.05 hereof.
          (c) Amendment of Section 4.07. Section 4.07 of the Credit Agreement shall be amended by (i) deleting the phrase “shall be subject to the prepayment premium” contained in the last sentence of the third paragraph thereof and replacing it with the phrase “of Loans subject to the LIBOR Rate Option shall be subject to the LIBOR breakage compensation” and (ii) adding a new fourth paragraph to the end of such Section 4.07 as follows:

          All payments made by the Borrower hereunder or under any Note will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or net profits of a Bank and franchise taxes imposed on it pursuant to the laws of the jurisdiction under which such Bank is organized or the jurisdiction in which the principal office or the domestic lending office of such Bank, as applicable, is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment by it of all amounts due hereunder or under any Note, after withholding or deduction for or on account of any Taxes will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the Borrower agrees to reimburse each Bank, upon the written request of such Bank, for taxes imposed on or measured by the net income or profits of such Bank by reason of the payment of such Taxes and net of any tax benefits received by such Bank pursuant to the laws of the jurisdiction in which such Bank is organized or in which the principal office or domestic lending office of such Bank is located, as the case may be, or under the laws of any political subdivision or taxing authority of any such jurisdiction in which the principal office or the domestic lending office of such Bank is located, as the case may be, and for any withholding of income or similar taxes imposed by the United States of America as such Bank shall determine are payable by, or withheld from, such Bank in respect of such amounts so paid to or on behalf of such Bank pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Bank pursuant to this sentence, which request shall be accompanied by a statement from such Bank setting forth, in reasonable detail, the computations used in determining such amounts. The Borrower will furnish to the Agent, on behalf of the applicable Bank, within 45 days after the date the payment of any Taxes, or any withholding or deduction on account thereof, is due pursuant to applicable law copies of tax receipts (certified, if available), or other evidence reasonably satisfactory to the applicable Bank, evidencing such payment by the Borrower. The Borrower will indemnify and hold harmless the Agent and each Bank, and reimburse the Agent or such Bank upon its written request, for the amount of any Taxes so levied or imposed and paid or withheld by the Agent or such Bank that are the obligations of the Borrower pursuant to this Section 4.07.
          (d) Amendment of Section 4.09. Section 4.09 of the Credit Agreement shall be amended by adding the phrase “each Bank and” immediately before each reference to “the Borrower” contained therein, but leaving it the same in all other respects.
          (e) Amendment of Section 4.10. Section 4.10 of the Credit Agreement shall be amended by deleting each reference to the phrase “law, treaty, regulation, governmental rule, guideline, order or request” contained therein and replacing it with the phrase “law, treaty, regulation, governmental rule or order”, and by deleting the last sentence contained therein, in its entirety, and replacing it with the following:
          Any such prepayment of Loans subject to the LIBOR Rate Option may be made without payment of the LIBOR breakage compensation provided for in Section 5.05 hereof, but the Borrower shall compensate such Bank(s) for any other costs or expenses relating to such Loan incurred in connection with the events provided for in this Section on written request to the Borrower describing such costs or expenses.
          (f) Addition of New Section 4.12. Article IV of the Credit Agreement shall be amended by adding a new Section 4.12 as follows:
          SECTION 4.12. CAPITAL ADEQUACY. If any Bank shall have determined, on a reasonable basis (which determination shall, absent manifest error, be final and conclusive and binding on all parties hereto), after the date of this Agreement, that the adoption of or any change in any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Bank (or its lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank’s capital (or the capital of its holding company) as a consequence of its obligations hereunder to a level below that which such Bank (or its holding company) could have achieved but for such adoption, change or compliance (taking into consideration such Bank’s policies or the policies of its holding company with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 30 days after delivery to the Borrower by such Bank of a certificate setting forth such calculation, the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its holding company) for such reduction. Such Bank shall designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to it. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error as to the amount or amounts owing to such Bank. In determining such amount, the Banks may use any reasonable averaging and attribution methods. Failure on the part of any Bank to demand compensation for any reduction in return on capital with respect to any period shall not constitute a waiver of such Bank’s rights to demand compensation for any reduction in return on capital in such period or in any other period. The protection of this Section shall be available to the Banks regardless of any possible contention of the invalidity or inapplicability of the law, regulation or other condition which shall have been imposed.
          (g) Addition of New Section 4.13. Article IV of the Credit Agreement shall be amended by adding a new Section 4.13 as follows:
          SECTION 4.13. LIMITATIONS ON CLAIMS. Notwithstanding anything in this Agreement to the contrary, (a) no Bank shall be entitled to compensation or payment or reimbursement under Section 4.06, 4.07, 4.10 or 4.12 for any amounts incurred or accruing more than 120 days prior to the giving of notice to the Borrower of additional costs or other amounts of the nature described in such Sections and (b) no Bank shall be entitled to compensation for any reduction referred to in Section 4.12 if it shall not at the time be the general policy or practice of such Bank to demand such compensation in similar circumstances under comparable provisions of other credit agreements.
     7. AMENDMENTS TO ARTICLE V OF THE CREDIT AGREEMENT. Article V of the Credit Agreement shall be amended as follows:
          (a) Amendment of Section 5.01(a). Section 5.01(a) of the Credit Agreement shall be amended by deleting the phrase “two (2)” and replacing it with the phrase “three (3)”, but leaving it the same in all other respects.
          (b) Amendment of Section 5.03(c). Section 5.03(c) of the Credit Agreement shall be amended by deleting the word “and” at the end of such subsection (c), but leaving it the same in all other respects.
          (c) Amendment of Section 5.03(d). Section 5.03(d) of the Credit Agreement shall be amended by deleting the period at the end of such subsection (d) and replacing it with “; and”, but leaving it the same in all other respects.
          (d) Addition of New Section 5.03(e). Section 5.03 of the Credit Agreement shall be amended by adding a new Section 5.03(e) as follows:
          (e) the representations and warranties of the Parent contained in Section 7 of the Guaranty being true and correct in all material respects with the same force and effect as if made on and as of the date of such Loan or such letter of credit, as applicable, except to the extent that any thereof expressly relate to an earlier date.

          (e) Amendment of Section 5.03. Section 5.03 of the Credit Agreement shall be amended by deleting the phrase “subsections (b), (c) and (d)” contained in the last paragraph thereof and replacing it with the phrase “subsections (b), (c), (d) and (e)”, but leaving it the same in all other respects.
          (f) Amendment of Section 5.04(a). Section 5.04(a) of the Credit Agreement shall be amended by deleting, in its entirety, the fourth sentence contained therein and replacing it with the following:
          The Agent shall distribute to each Bank entitled thereto its Pro rata share of the amount of principal, interest and other amounts received by it for the account of such Bank on the same day the Agent receives payment thereof from the Borrower in immediately available funds, unless the Agent does not receive such payment from the Borrower until after 12:00 noon, in which case the Agent shall make payment thereof to the Banks entitled thereto on the next Cleveland Banking Day.
          (g) Amendment of Section 5.05(a). Section 5.05(a) of the Credit Agreement shall be amended by deleting the first parenthetical contained therein and replacing it with the following parenthetical, but leaving it the same in all other respects:
          (subject to the payment of LIBOR breakage compensation as hereinafter described in this Section 5.05 with respect to Loans subject to the LIBOR Rate Option).
          (h) Amendment of Section 5.05(b). Section 5.05(b) of the Credit Agreement shall be amended by deleting it in its entirety and replacing it with the following:
          (b) The Borrower agrees that if LIBOR as determined as of 11:00 a.m. London time, two (2) London Banking Days’ prior to the date of prepayment or acceleration of any Loans (hereinafter, “Prepayment LIBOR”) shall be lower than the last LIBOR previously determined for those Loans accruing interest at LIBOR with respect to which prepayment is intended to be made or that are accelerated prior to the end of the applicable Interest Period (hereinafter, “Last LIBOR”), then the Borrower shall, upon written notice by the Agent, promptly pay to the Agent, for the account of each of the Banks, in immediately available funds, LIBOR breakage compensation measured by a rate (the “LIBOR Breakage Rate”) which shall be equal to the difference between the Last LIBOR and the Prepayment LIBOR. In determining the Prepayment LIBOR payable to each Bank, the Agent shall apply a rate for each Bank equal to LIBOR for a deposit approximately equal to each Bank’s portion of such prepayment or accelerated balance which would be applicable to an Interest Period commencing on the date of such prepayment or acceleration and having a duration as nearly equal as practicable to the remaining duration of the actual Interest Period during which such acceleration occurs or prepayment is to be made. In addition, the Borrower shall immediately pay directly to each Bank the amount claimed as additional costs or expenses (including, without limitation, cost of telex, wires, or cables) incurred by such Bank in connection with the prepayment or acceleration upon the Borrower’s receipt of a written statement from such Bank. The LIBOR Breakage Rate shall be applied to all or such part of the principal amounts of the Notes that relate to the Loans subject to the LIBOR Rate Option to be prepaid, or that are accelerated and the LIBOR breakage compensation shall be computed for the period commencing with the date on which such prepayment is to be made or acceleration occurs to that date which coincides with the last day of the Interest Period previously established when the Loans subject to the LIBOR Rate Option, which are to be prepaid or are accelerated, were made. Each voluntary prepayment of a Loan shall be in the aggregate principal sum of not less than One Million Dollars ($1,000,000) (except in the case of a Loan initially made in an aggregate amount less than One Million Dollars ($1,000,000)) and, if greater, in an integral multiple of Two Hundred Fifty Thousand Dollars ($250,000). In the event the Borrower cancels a proposed Loan subject to the LIBOR Rate Option subsequent to the delivery to the Agent of a Notice of Borrowing with respect to such Loan, but prior to the draw down of funds thereunder, or the continuation or conversion of a Loan subject to the LIBOR Rate Option does not occur for any reason (other than a default by a Bank or the Agent), such cancellation or failure to continue or convert shall be treated as a prepayment subject to the aforementioned LIBOR breakage compensation.
          (i) Amendment of Section 5.07(b). Section 5.07(b) of the Credit Agreement shall be amended by deleting it in its entirety and replacing it with the following:

          (b) The Borrower shall have the right at all times to permanently reduce the Total Revolving Loan Commitments in whole or in part by giving written notice of the reduction to the Agent at least one Cleveland Banking Day prior to the reduction, each such reduction to be in an amount equal to at least $10,000,000, or the then Total Revolving Loan Commitments if the then Total Revolving Loan Commitments are less than $10,000,000. Each such reduction shall reduce each Bank’s Commitment by an amount based on their Pro rata shares of the Total Revolving Loan Commitments in effect immediately prior to such reduction. Concurrently with each reduction, the Borrower shall prepay the amount, if any, together with interest thereon by which the sum of the aggregate unpaid principal amount of the Loans plus the LC Obligations plus the Permitted Non-Affiliate Loan Reserve exceeds the Total Revolving Loan Commitments as so reduced in accordance with Section 5.05 of this Agreement.
     8. AMENDMENTS TO ARTICLE VIII OF THE CREDIT AGREEMENT. Article VIII of the Credit Agreement shall be amended as follows:
          (a) Amendment of Section 8.04(a). Section 8.04(a) of the Credit Agreement shall be amended by adding the phrase “and letters of credit issued hereunder” immediately after the word “hereunder” contained therein, but leaving it the same in all other respects.
          (b) Amendment of Section 8.04(c). Section 8.04(c) of the Credit Agreement shall be amended by deleting the phrases “Business Days” and “Business Day” contained therein and replacing them with the phrases “Cleveland Banking Days” and “Cleveland Banking Day”, respectively, but leaving it the same in all other respects.
          (c) Amendment to Section 8.05(a). Section 8.05(a) of the Credit Agreement shall be amended by deleting the phrase “Section 7.10” contained therein and replacing it with the phrase “Sections 7.04 and/or 7.10”, but leaving it the same in all other respects.
          (d) Amendment to Section 8.15(b)(iii)(3). Section 8.15(b)(iii)(3) of the Credit Agreement shall be amended by deleting the phrase “Revolving Loans” contained therein and replacing it with the word “Debt”, but leaving it the same in all other respects.
          (e) Amendment to Section 8.16(b)(iii). Section 8.16(b)(iii) of the Credit Agreement shall be amended by deleting the phrase “their Notes” contained therein and replacing it with the phrase “their 2006 Puttable Senior Notes”, but leaving it the same in all other respects.
     9. AMENDMENTS TO ARTICLE IX OF THE CREDIT AGREEMENT. Article IX of the Credit Agreement shall be amended as follows:
          (a) Amendment of Section 9.17. Section 9.17 of the Credit Agreement shall be amended by deleting the phrase “The proceeds of the Loans will not be used” contained in the second sentence thereof, and replacing it with the phrase “Neither the proceeds of the Loans nor any letter of credit issued hereunder will be used”, but leaving it the same in all other respects.
          (b) Amendment of Section 9.20. Section 9.20 of the Credit Agreement shall be amended by adding the phrase “or the issuance of any letter of credit hereunder” immediately after the phrase “proceeds of each Loan” contained therein, but leaving it the same in all other respects.
     10. AMENDMENTS TO ARTICLE X OF THE CREDIT AGREEMENT. Article X of the Credit Agreement shall be amended as follows:
          (a) Amendment of Section 10.04. Section 10.04 of the Credit Agreement shall be amended by deleting it in its entirety and replacing it with the following:
          SECTION 10.04. CROSS DEFAULT. If the Borrower and/or any Subsidiary defaults (a) in any payment of principal or interest due and owing upon any Indebtedness (other than the Debt) in excess of $1,000,000 (whether due and owing by scheduled maturity, required prepayment, acceleration, demand or otherwise), or (b) in the case of the Borrower, in the payment or performance of any obligation permitted to be outstanding or incurred pursuant to Sections 8.04 or 8.05, 8.06, or 8.07 hereof in excess of $1,000,000, beyond any period of grace provided with respect thereto or (c) in the performance of any other agreement, term or condition contained in any agreement under which any such obligation is created, if the effect of such default under this clause (c) is to accelerate the maturity of the related Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity or to foreclose on any lien on property of the Borrower securing the same, except that defaults in payment or performance of non-recourse obligations of the Borrower or any Subsidiary shall not constitute Events of Default under this Section 10.04 unless such defaults have, individually or in the aggregate, a Material Adverse Effect on the Borrower.
          (b) Amendment of Section 10.06(a)(iv). Section 10.06(a)(iv) of the Credit Agreement shall be amended by adding the phrase “(the “Bankruptcy Code”), whether in a voluntary or involuntary case or proceeding” immediately after the phrase “from time to time” contained therein, but leaving it the same in all other respects.
          (c) Amendment of Section 10.07(e). Section 10.07(e) of the Credit Agreement shall be amended deleting the phrase “Title 11 of the United States Code, as the same may be amended from time to time (the “Bankruptcy Code”)” contained therein and replacing it with the phrase “the Bankruptcy Code, whether in a voluntary or involuntary case or proceeding”, but leaving it the same in all other respects.
          (d) Amendment to Section 10.10. Section 10.10 of the Credit Agreement shall be amended by deleting it in its entirety and replacing it with the following:
          SECTION 10.10. DEFAULT UNDER GUARANTY, SENIOR NOTES OR 2006 PUTTABLE SENIOR NOTES. If an Event of Default (as defined in the Guaranty) has occurred and is continuing or the Guaranty shall for any reason cease to be valid and binding against the Parent or the Parent shall so state in writing. If the Parent defaults in the payment or performance of any obligation under any of the Senior Notes, the 2006 Puttable Senior Notes, the Indenture or the 2006 Indenture (after giving effect to any applicable grace periods), or in the performance of any other agreement, covenant, term or condition in any of the Senior Notes the 2006 Puttable Senior Notes, the Indenture or the 2006 Indenture (after giving effect to any applicable grace periods).
     11. AMENDMENTS TO ARTICLE XIII OF THE CREDIT AGREEMENT. Article XIII of the Credit Agreement shall be amended as follows:
          (a) Amendment to Section 13.08(a). Section 13.08(a) of the Credit Agreement shall be amended by (i) deleting the phrase “assign its rights hereunder” contained in the first sentence thereof and replacing it with the phrase “assign any of its rights or obligations hereunder” and (ii) deleting the phrase “payable by such Bank” contained in the second sentence thereof and replacing it with the phrase “payable to such Bank”.
          (b) Amendment to Section 13.08(d). Section 13.08(d) of the Credit Agreement shall be amended by deleting the phrase “Administrative Agent” contained therein and replacing it with the word “Agent”, but leaving it the same in all other respects.
     12. REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants to the Agents and each of the Banks as follows:
          (a) INCORPORATION OF REPRESENTATIONS AND WARRANTIES. Each and every representation and warranty made by the Borrower in Article IX of the Credit Agreement is incorporated herein as if fully rewritten herein at length and is true, correct and complete as of the date hereof (after giving effect to any revisions to Schedule 9.22 or Schedule 9.23 that may have been delivered to the Agents on or before the Amendment Closing Date (as hereinafter defined)).

          (b) REQUISITE AUTHORITY. The Borrower has all requisite power and authority to execute and deliver and to perform its obligations in respect of this Amendment and each and every other agreement, certificate, or document required by this Amendment. The Borrower has all requisite power and authority to perform its obligations under the Credit Agreement as amended by this Amendment.
          (c) DUE AUTHORIZATION; VALIDITY. The Borrower has taken all necessary action to authorize the execution, delivery, and performance by it of this Amendment and every other instrument, document, and certificate relating thereto. This Amendment has been duly executed and delivered by the Borrower and is the legal, valid, and binding obligation of the Borrower enforceable against it in accordance with its terms.
          (d) NO CONSENT. No consent, approval, or authorization of, or registration with, any governmental authority or other Person is required in connection with the execution, delivery and performance by the Borrower of this Amendment and the transactions contemplated hereby.
          (e) NO DEFAULTS. After giving effect to this Amendment, no event has occurred and no condition exists which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default or Possible Default under the Credit Agreement.
     13. CONDITIONS TO EFFECTIVENESS OF AMENDMENT.
          (a) CLOSING CONDITIONS. Except as otherwise expressly provided in this Amendment, prior to or concurrently with the Amendment Closing Date (as hereinafter defined), and as conditions precedent to the effectiveness of the amendments to the Credit Agreement provided for herein, the following actions shall be taken, all in form and substance satisfactory to the Agents and the Banks and their respective counsel:
               (i) LOAN DOCUMENTS AND CORPORATE DOCUMENTS. The Borrower shall deliver or cause to be delivered to the Agents and the Banks the following documents, in all cases duly executed, and delivered by the Borrower and/or the Parent, and/or certified, as the case may be:
               (A) Certified copy of the resolutions of the board of directors of the Borrower evidencing approval of the execution, delivery and performance of this Amendment;
               (B) Certified copy of the resolutions of the board of directors of the Parent evidencing approval of the execution, delivery and performance of the First Amendment to Amended and Restated Guaranty of Payment of Debt, dated as of even date herewith (the “First Amendment to Guaranty”);
               (C) A good standing certificate, dated as of a recent date, from the Secretary of State of the State of Ohio for the Borrower;
               (D) A good standing certificate, dated as of a recent date, from the Secretary of State of the State of Ohio for the Parent;
               (E) A certificate of the secretary or assistant secretary of the Borrower certifying the names of the officers of the Borrower authorized to sign this Amendment, together with the true signatures of such officers;
               (F) A certificate of the secretary or assistant secretary of the Parent certifying the names of the officers of the Parent authorized to sign the First Amendment to Guaranty, together with the true signatures of such officers;
               (G) Counterparts of this Amendment, executed and delivered by the Borrower, the Agents, and the Banks and of the Consent of Guarantor to this Amendment executed and delivered by the Parent;

               (H) Copies of the Articles of Incorporation and Code of Regulations of the Borrower, certified by the secretary or the assistant secretary of the Borrower as being true and complete as of the Amendment Closing Date;
               (I) Copies of the Articles of Incorporation and Code of Regulations of the Parent, certified by the secretary or the assistant secretary of the Parent as being true and complete as of the Amendment Closing Date; and
               (J) Counterparts of the First Amendment to Guaranty, executed and delivered by the Parent, the Agents and the Banks.
               (ii) OPINION OF COUNSEL FOR PARENT. The Borrower shall deliver or caused to be delivered to the Agents and the Banks a favorable opinion of counsel for the Parent as to the due authorization, execution, and delivery, and legality, validity and enforceability of the First Amendment to Guaranty and such other matters as the Agents or the Banks may request.
               (iii) OPINION OF COUNSEL FOR BORROWER. The Borrower shall deliver or caused to be delivered to the Agents and the Banks a favorable opinion of counsel for the Borrower as to the due authorization, execution, and delivery, and legality, validity and enforceability of this Amendment and such other matters as the Agents or the Banks may request.
               (iv) PAYMENT OF FEES TO BANKS. On or before the Amendment Closing Date, the Borrower shall have paid to the Agents and the Banks all costs, fees and expenses incurred by them through the Amendment Closing Date in the preparation, negotiation and execution of this Amendment and the First Amendment to Guaranty (including, without limitation, the reasonable legal fees and expenses of Thompson Hine LLP).
               (v) REVISED SCHEDULES. If necessary to make the representations and warranties contained in Section 16(a) above true, correct and complete, the Borrower shall have delivered to the Agents and the Banks a new Schedule 9.22 and/or Schedule 9.23.
          (b) DEFINITION. The “Amendment Closing Date” shall mean the date this Amendment is executed and delivered by the Borrower, the Banks and the Agents and all the conditions set forth in subsection (a) of this Section 17 have been satisfied or waived in writing by the Agents.
     14. NO WAIVER. Except as otherwise expressly provided herein, the execution and delivery of this Amendment by the Agents and the Banks shall not (a) constitute a waiver or release of any obligation or liability of the Borrower under the Credit Agreement as in effect prior to the effectiveness of this Amendment or as amended hereby, (b) waive or release any Event of Default or Possible Default existing at any time, (c) give rise to any obligation on the part of the Agents and the Banks to extend, modify or waive any term or condition in the Credit Agreement or any of the other Related Writings, or (d) give rise to any defenses or counterclaims to the right of the Agents and the Banks to compel payment of the Debt or to otherwise enforce their rights and remedies under the Credit Agreement or under any Related Writing.
     15. EFFECT ON OTHER PROVISIONS. Except as expressly amended by this Amendment, all provisions of the Credit Agreement continue unchanged and in full force and effect and are hereby confirmed and ratified. All provisions of the Credit Agreement shall be applicable to this Amendment.
     16. EXECUTION IN COUNTERPARTS. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which, when taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier or pdf file shall be effective as delivery of a manually executed counterpart of this Amendment.

     17. GOVERNING LAW. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Ohio, without regard to its principles of conflict of laws.
     18. JURY TRIAL WAIVER. THE BORROWER, THE AGENTS AND EACH OF THE BANKS WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWER, THE AGENTS AND THE BANKS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THE CREDIT AGREEMENT, THIS AMENDMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO. THIS WAIVER SHALL NOT IN ANY WAY AFFECT, WAIVE, LIMIT, AMEND OR MODIFY ANY BANK’S ABILITY TO PURSUE REMEDIES PURSUANT TO ANY CONFESSION OF JUDGMENT OR COGNOVIT PROVISION CONTAINED IN ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT AMONG THE BORROWER AND THE BANKS, OR ANY THEREOF.
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     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to Amended and Restated Credit Agreement to be executed and delivered as of the date set forth above, each by an officer thereunto duly authorized.

FOREST CITY RENTAL PROPERTIES CORPORATION
/s/ CHARLES A. RATNER
Name:	Charles A. Ratner
Title:	Chairman of the Board

KEY BANK NATIONAL ASSOCIATION individually and as Agent
/s/ JOSHUA MAYERS
Name:	Joshua Mayers
Title:	Vice President

NATIONAL CITY BANK individually and as Syndication Agent
/s/ JOHN E. WILGUS, II
Name:	John E. Wilgus, II
Title:	Senior Vice President

THE HUNTINGTON NATIONAL BANK
/s/ RYAN J. TERRANO
Name:	Ryan J. Terrano
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION

Name:
Title:

Signature Page 1 to 3
First Amendment to Amended and Restated Credit Agreement

COMERICA BANK
/s/ ADAM SHEETS
Name:	Adam Sheets
Title:	Assistant Vice President

FIRST MERIT BANK
/s/ ROBERT G. MORLAN
Name:	Robert G. Morlan
Title:	Senior Vice President

MANUFACTURERS AND TRADERS TRUST COMPANY
/s/ DAVID LADORI
Name:	David Ladori
Title:	Assistant Vice President

FIFTH THIRD BANK
/s/ ROY C. LANCTOT
Name:	Roy C. Lanctot
Title:	Vice President

BANK OF AMERICA, N.A.
/s/ MICHAEL M. POMPOSELLI
Name:	Michael M. Pomposelli
Title:	Senior Vice President

Signature Page 2 to 3
First Amendment to Amended and Restated Cretit Agreement

RBS CITIZENS, N.A. dba CHARTER ONE
/s/ ERIN L. MAHON
Name:	Erin L. Mahon
Title:	Assistant Vice President

BMO CAPITAL MARKETS FINANCING, INC.

Name:
Title:

CALYON NEW YORK BRANCH
/s/ PAUL T. RAGUSIN
Name:	Paul T. Ragusin
Title:	Director

/s/ JOHN A. WAIN
Name:	John A. Wain
Title:	Managing Director

WACHOVIA BANK, N.A.
/s/ LEONARD CLARK, JR.
Name:	Leonard Clark, Jr.
Title:	Vice President

THE BANK OF NEW YORK MELLON
/s/ KENNETH R. MCDONNELL
Name:	Kenneth R. McDonnell
Title:	Vice President

Signature Page 3 to 3
First Amendment to Amended and Restated Credit Agreement

CONSENT OF GUARANTOR
     FOREST CITY ENTERPRISES, INC., an Ohio corporation, Guarantor under that certain Amended and Restated Guaranty of Payment of Debt issued on or about June 6, 2007, as amended by that certain First Amendment to Amended and Restated Guaranty of Payment of Debt, dated as of September 10, 2008 (as so amended, the “Guaranty of Payment of Debt”) to and in favor of the Agents and the Banks in respect of, inter alia., the indebtedness of FOREST CITY RENTAL PROPERTIES CORPORATION under the Credit Agreement referenced in the foregoing First Amendment to Amended and Restated Credit Agreement, hereby acknowledges that it consents to the foregoing First Amendment to Amended and Restated Credit Agreement and confirms and agrees that its Guaranty of Payment of Debt, as amended to the date hereof, is and shall remain in full force and effect with respect to the Credit Agreement as in effect prior to, and from and after, the amendment thereof pursuant to the foregoing First Amendment to Amended and Restated Credit Agreement.

Dated: September 10, 2008	FOREST CITY ENTERPRISES, INC.
/s/ CHARLES A. RATNER
	Name:	Charles A. Ratner
	Title:	Chief Executive Officer and President